Exhibit 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S‑8 (No. 333-193403, No. 333-169308, No. 333-36819, No. 333-38942, No. 333-41355, No. 333-142676, No. 333-67737 and No. 333-106218) and Form S-3 ASR (No. 333-194128) of Choice Hotels International, Inc. of our report dated March 3, 2014, except for the effects of the revision related to revenue recognition and other immaterial errors discussed in Note 1 to the consolidated financial statements, and with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the discontinued operations discussed in Notes 1 and 28, as to which the date is November 3, 2014 relating to the financial statements and financial statement schedule, which appears in this Form 10‑K.

/s/ PricewaterhouseCoopers LLP
McLean, Virginia
February 29, 2016